THE TERMS AND PROVISIONS OF THIS 5-1/4% SUBORDINATED NOTE ARE AFFECTED BY, AND SUBJECT TO, THE TERMS AND PROVISIONS OF THE EXTENSION AGREEMENT DATED 3/29/93 BETWEEN THE ARLEN CORPORATION ("ARLEN") AND ARTHUR G. COHEN ("COHEN") AND THE FORBEARANCE AGREEMENT DATED AS OF 1/5/96 (AS THE SAME MAY BE AMENDED, THE "FORBEARANCE AGREEMENT") AMONG ARLEN, COHEN (AS AGENT), MATAPONI, L.L.C. AND CERTAIN OTHER PARTIES, COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICE OF ARLEN, WHICH, AS OF THE ISSUANCE OF THIS NOTE, IS LOCATED AT 505 EIGHTH AVENUE, NEW YORK, NEW YORK 10018.

                             THE ARLEN CORPORATION*

                   5-1/4% SUBORDINATED NOTE DUE AUGUST 1, 1981

$________________                                        NEW YORK, NEW YORK
                                                         FEBRUARY 6, 1996

         THE ARLEN CORPORATION, a corporation duly organized and existing under the laws of the State of New York (hereinafter called THE "COMPANY"*), for value received, hereby promises to pay to ___________________, or order, on December 28, 2033, or on such other date as this Note shall become due and payable pursuant to the Forbearance Agreement, the principal amount of _____________________________________DOLLARS (or so much thereof as shall not have been prepaid) in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, at the principal office of the Company, in the Borough of Manhattan, City and State of New York, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) at said office, in like coin or currency, on the unpaid portion of said principal amount from JUNE 30, 1978, monthly on the first days of each month in each year, at the rate of five and one-quarter per centum (5-1/4%) per annum until such unpaid portion of such principal amount shall have originally become due and payable (AUGUST 1, 1981), and at the rate of eight per centum (8%) per annum thereafter and, so far as may be lawful, on any overdue installment of interest at the rate of eight per centum (8%) per annum.

         SECTION 1. THE NOTES. EXCHANGES AND PREPAYMENTS.

         Section 1.1. Notes. This Note is one of an authorized issue of Notes (hereinafter called THE "NOTES"), each in the denomination of $1,000 or an integral multiple thereof, made or to be made by the Company and limited to an aggregate principal amount of not exceeding $46,093,000, maturing as to an aggregate principal amount of not exceeding $13,750,000 on March 1, 1980 and as to an aggregate principal amount of not exceeding $32,343,000 on August 1, 1981, and bearing interest at the same rates and payable on the same dates as the interest on the principal amount of this Note.

----------------------

*THIS ISSUE OF NOTES WAS AUTHORIZED IN 1969 BY SPARTANS INDUSTRIES, INC., WHICH MERGED INTO ARLEN REALTY & DEVELOPMENT CORP. ON 2/28/71; THE NAME OF THIS CORPORATION WAS SUBSEQUENTLY CHANGED TO THE ARLEN CORPORATION. REFERENCES TO THE COMPANY INCLUDE SPARTANS INDUSTRIES, INC. WHERE THE CONTEXT SO REQUIRES. PURSUANT TO THE FORBEARANCE AGREEMENT, THE HOLDERS OF THE NOTES, AS OF THE ISSUE DATE OF THIS NOTE, HAVE EXTENDED THE MATURITY DATE OF THE NOTES TO 12/28/2033. AS OF OF 12/31/95, THE ENTIRE INDEBTEDNESS UNDER THIS NOTE (INCLUDING ACCRUED INTEREST) IS ACKNOWLEDGED TO HAVE BEEN $____________________. ON 2/6/96, THE INDEBTEDNESS UNDER THIS NOTE WAS REDUCED BY $_____________.